EXHIBIT 10.3

SECOND AMENDED & RESTATED
PERFORMANCE ACCELERATED
STOCK OPTIONS AGREEMENT

This SECOND AMENDED & RESTATED PERFORMANCE ACCELERATED STOCK OPTIONS AGREEMENT (this “Agreement”), dated as of the 14th day of October, 2008 by and between Orthofix International N.V. (the “Company”) and Mr. Bradley R. Mason (the “Optionee”).

WITNESSETH:

WHEREAS, in connection with the transaction contemplated by the Acquisition Agreement, dated as of November 20, 2003 (the “Acquisition Agreement”), among the Company, Trevor Acquisition, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Orthofix, Breg, Inc., a California corporation, and Bradley R. Mason, as shareholder’s representative, and the Optionee’s employment with the Company, the Company granted the Optionee Options (as defined herein) to purchase shares of the Company’s common stock, par value U.S. $0.10 per share (“Common Stock”), on the terms and conditions set forth in that certain Performance Accelerated Stock Options Agreement between the Company and the Optionee dated November 20, 2003 (the “Original Agreement”).

WHEREAS, the Company and Optionee entered into an Amended and Restated Performance Accelerated Stock Options Agreement on November 14, 2007 (the “First Amended Agreement”) in order to amend the Original Agreement and reflect Optionee's then-current election with respect to exercising the Options.

WHEREAS, all Options are vested as of December 30, 2007, pursuant to the terms of the First Amended Agreement.

WHEREAS, in connection with the extension of Optionee’s Employment Agreement through April 1, 2010, the Company and the Optionee have agreed to modify the Optionee’s election with respect to exercising the Options and desire to amend and restate the First Amended Agreement in its entirety by executing this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

SECTION 1.   Definitions.  For the purpose of this Agreement, the following terms shall have the meanings specified below:

(a)           “Board” means the Board of Directors of the Company.

(b)           “Cause” means termination of the Optionee’s employment because of any of the following events:

(i)            Any of the events or circumstances under the definition of “Cause” pursuant to the Optionee’s employment agreement with the Company, dated November 20, 2003, or any future employment agreement (any of which, as amended, the “Employment Agreement”), if any such Employment Agreement is in effect; or

(ii)           The Optionee’s (A) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company, (B) conviction for, or guilty plea to, a felony or crime of similar gravity in the jurisdiction which such conviction or guilty plea occurs, or (C) unauthorized disclosure of any trade secrets or other confidential information relating to the Company’s business and affairs (except to the extent such disclosure is required under the applicable law).

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Committee” means the Compensation Committee of the Board.

(e)           “Expiration Date” means the date that is the ten (10) year anniversary of the Grant Date.

SECTION 2.  Grant of Options.  Pursuant to the Original Agreement, the Company granted to the Optionee, as of the Grant Date (as defined in the Original Agreement) and through the Expiration Date (the “Option Period”), options to purchase from the Company one hundred and fifty thousand (150,000) shares of Common Stock at an exercise price of $38.00 per share (the “Options”).

SECTION 3.  Exercise of Options.  Subject to the terms and conditions set forth in this Agreement, the Options shall be subject to the following exercisability requirements:

(a)           Generally.  All shares subject to the Options are fully vested.  Notwithstanding the Expiration Date, the Options are now only exercisable in accordance with the Optionee’s exercise elections set forth in Section 3(b) hereof and any limitations on exercise in effect on the date of exercise.

(b)           Election to Exercise Options.  Notwithstanding any other provision of this Agreement to the contrary:

(i)           provided the Optionee’s employment with the Company does not terminate on or prior to March 31, 2010, the Optionee hereby voluntarily elects (pursuant to section IX.C of the preamble to the proposed Treasury Regulations (herein so called) issued under Code Section 409A, as amended by Internal Revenue Notice 2006-79, Section 3.02, and as further modified and superseded by Internal Revenue Notice 2007-86, Section 3.01) to fix the periods that the Optionee may exercise the Options as follows:

(A)           50,000 Options during the period beginning April 1, 2010, and ending on December 31, 2010 (the “First Exercise Period”);

(B)           50,000 Options during the period beginning January 1, 2011, and ending on December 31, 2011 (the “Second Exercise Period”); and

(C)           50,000 Options during the period beginning January 1, 2012, and ending on December 31, 2012 (the “Third Exercise Period”);

(ii)            in the event the Optionee’s employment with the Company terminates (for a reason other than termination by the Company for Cause) on or prior to March 31, 2010, the Optionee elects to exercise the Options with respect to 150,000 shares upon the earlier to occur of (A) the later of the Optionee’s death or January 1, 2009 or (B) the date that is six months and one day following the date of termination of the Optionee’s employment; provided, however, that the Optionee shall not be deemed to have elected such exercise if the exercise price of the Options is greater than the fair market value of the Common Stock on such date;

(iii)           in the event the Optionee’s employment with the Company is terminated  by the Company for Cause, the Options shall lapse and be canceled; and

(iv)           the Optionee further elects that any amounts payable shall be paid in a lump sum payment upon exercise of any Options pursuant to this Section 3(b).

(c)           Any portion of each respective tranche of 50,000 Options that is not exercised by midnight Eastern Time on the last day of the First Exercise Period, Second Exercise Period or Third Exercise Period (each, an “Exercise Period”), respectively, shall not be exercisable thereafter and shall terminate and be cancelled immediately following such date and time. For the avoidance of doubt and by way of example, if the Optionee exercises 35,000 of 50,000 Options during the First Exercise Period, the remaining 15,000 Options exercisable during the First Exercise Period but not exercised by the Optionee shall lapse and may not be exercised at any time after the First Exercise Period.

(d)           Any exercise described in Section 3(b) shall be delayed to the extent required to avoid a violation of federal securities laws or other applicable laws; provided, however, such exercise shall not be delayed beyond the earliest date at which the Company reasonably anticipates that such exercise will not cause such violation.  An exercise that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(e)           Upon the death of the Optionee, the executor or administrator of the estate of the Optionee or the person or persons to whom the Options shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution shall have the right to exercise the Options to the extent that the Optionee was entitled to exercise them on the date of death under Section 3(b).

SECTION 4.  Termination of Employment.

(a)           General.  A termination of employment shall be deemed to have occurred if the Optionee has a "separation from service" from the Company as described under Code Section 409A and the guidance and Treasury Regulations issued thereunder. For purposes of the determination of whether the Optionee has had a “separation from service” as described under Code Section 409A and the guidance and Treasury Regulations issued thereunder, the terms “Company,” “employer” and “service recipient” mean Orthofix International N.V. and any affiliate with which Orthofix International N.V. would be considered a single employer under Code Section 414(b) or 414(c), provided that in applying Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.  In addition, where the use of such definition of “Company,” “employer” or “service recipient” for purposes of determining a “separation from service” is based upon legitimate business criteria, in applying Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Code Sections 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the language “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Treasury Regulation Section 1.414(c)-2.

(b)           The Board and the Committee each shall have the discretion to determine whether employment has been or could have been terminated for the purposes of this Agreement, and the reasons therefore.  Any such determination shall be final, binding and conclusive.  For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Optionee acknowledges that he must remain employed with the Company through March 31, 2010 as a condition precedent to his exercising any Options during any Exercise Period, except as provided in Sections 3(b)(ii).  If during any Exercise Period the Optionee's employment terminates for a reason other than termination by the Company for Cause, the respective Options shall continue to be exercisable by the Optionee, but only in the same amounts and until the end of each applicable Exercise Period, subject to any limitation on the exercise of the Options in effect on the date of exercise.

(c)           Change in Control.  No change in control or other business combination engaged in by or involving the Company or any affiliate of the Company alters the exercisability of the Options on the dates specified and for the amounts noted herein.

SECTION 5.  Methods of Exercising Options.

(a)           Notice of Exercise.  Subject to the terms and conditions of this Agreement, the Options may be exercised by written notice to the Company signed by the Optionee or a Permitted Transferee and stating the number of shares of Common Stock in respect of which the Options are being exercised.  Such notice shall be accompanied by payment of the full exercise price.  The date of exercise of the Options shall be the later of (i) the date on which the Company receives the notice of exercise or (ii) the date on which any requisite conditions are satisfied, including, without limitation, the conditions set forth below in Section 8 hereof.  Notwithstanding any other provision of this Agreement, the Optionee may not exercise the Options and no shares of Common Stock will be issued by the Company with respect to any attempted exercise when such exercise is prohibited by law or any Company policy then in effect.  The Options may not be exercised at any one time as to less than one hundred (100) shares (or such number of shares as to which the Options are then exercisable if less than one hundred (100)).  In no event shall the Options be exercisable for a fractional share.

(b)           Payment.  Prior to the issuance of a certificate pursuant to Section 14 hereof evidencing the shares of Common Stock in respect of which all or a portion of the Options shall have been exercised, the Optionee shall have paid to the Company the exercise price for all shares of Common Stock purchased pursuant to the exercise of such Options.  Payment may be made by personal check, bank draft or postal or express money order (such modes of payment are collectively referred to as “cash”) payable to the order of the Company in U.S. dollars.  Payment may also be made in mature shares of Common Stock owned by the Optionee, or in any combination of cash or such mature shares as the Board or the Committee (as the case may be) in their sole discretion may approve.  The Company may also permit the Optionee to pay for such shares of Common Stock by directing the Company to withhold shares of Common Stock that would otherwise be received by the Optionee, pursuant to such rules as the Board or the Committee may establish from time to time.  In the discretion of the Board or the Committee, and in accordance with rules and procedures established by the Board or the Committee, the Optionee may be permitted to make a “cashless” exercise of all or a portion of the Options.

SECTION 6.  Withholding.  The Company shall have the right, prior to the delivery of any certificates evidencing shares of Common Stock to be issued upon full or partial exercise of the Options (whether by the Optionee or any Permitted Transferees), to require the Optionee to remit to the Company any amount sufficient to satisfy the minimum required federal, state or local tax withholding requirements.  The Company may permit the Optionee to satisfy, in whole or in part, such obligation to remit taxes, by directing the Company to withhold shares of Common Stock that would otherwise be received by the Optionee, pursuant to such rules as the Board or the Committee may establish from time to time.  The Company shall also have the right to deduct from all cash payments made pursuant to, or in connection with, the Options the minimum required federal, state or local taxes required to be withheld with respect to such payments.

SECTION 7.  Optionee.  Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution or Permitted Transferees (as defined below in Section 8 hereof), the word “Optionee” shall be deemed to include such person or persons.

SECTION 8.  Non-Transferability.  Unless the Board or the Committee determines otherwise on or after the Grant Date, no Options shall be transferable by the Optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; provided, however, that the Board or the Committee may, in their discretion and subject to such terms and conditions as they shall specify, permit the transfer of the Options for no consideration to the Optionee’s family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members (collectively, “Permitted Transferees”).  Any Options transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Optionee.  The Board or the Committee may in their discretion permit transfers of Options other than those contemplated by this Section 8.  During the lifetime of the Optionee, the Options shall be exercisable only by the Optionee or by a Permitted Transferee to whom such Options have been transferred in accordance with this Section 8.  The grant of the Options shall impose no obligation on the Optionee to exercise the Options.

SECTION 9.  Shareholder Rights.  No shares of Common Stock shall be issued in respect of the exercise of the Options until full payment therefor has been made.  The holder of the Options shall have no rights as a shareholder with respect to any shares of Common Stock covered by the Options until the date the Optionee or his nominee becomes the holder of record of such shares.  Except as otherwise provided herein, no adjustments shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

SECTION 10.  No Restriction on Right to Effect Corporate Changes.  Neither this Agreement nor the existence of any Options granted hereunder shall affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustments, recapitalizations, reorganizations or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or bond, debentures, preferred or prior preference stocks whose rights are superior to or affect the shares of Common Stock or the rights thereof or which are convertible into or exchangeable for shares of Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

SECTION 11.  Changes in Capitalization.  Notwithstanding any provision of this Agreement, the number and kind of shares authorized for issuance under Section 2 hereof may be equitably adjusted in the sole discretion of the Board or the Committee in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares of Common Stock at a price substantially below fair market value or other similar corporate event affecting the shares of Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under this Agreement.  In addition, upon the occurrence of any of the foregoing events, the number of outstanding Options and the number and kind of shares subject to any outstanding Options and the exercise price per share under any outstanding Options may be equitably adjusted (including by payment of cash to the Optionee) in the sole discretion of the Board or the Committee in order to preserve the benefits or potential benefits intended to be made available to the Optionee.  Such adjustments shall be made by the Board or the Committee, in their sole discretion, whose determination as to what adjustments shall be made, and the extent thereof, shall be final.  Unless otherwise determined by the Board or the Committee, such adjusted Options shall be subject to the same restrictions (including, without limitations, the limitations on exercise set forth in Section 3 hereof) to which the underlying Options are subject.

SECTION 12.  No Right to Employment.  Neither this Agreement, the grant of Options under this Agreement, nor any action taken or omitted to be taken under this Agreement shall be deemed to create or confer on the Optionee any right to be retained in the employ of the Company or any subsidiary or other affiliate thereof, or to interfere with or to limit in any way the right of the Company or any subsidiary or other affiliate thereof to terminate the employment of such Optionee at any time.

SECTION 13.  Compliance with Law.  Notwithstanding any of the provisions hereof, the Optionee hereby agrees that Optionee will not exercise the Options, and that the Company will not be obligated to issue or transfer any shares of Common Stock to the Optionee hereunder, if the exercise hereof or the issuance or transfer of such shares shall constitute a violation by the Optionee or the Company of any provision of any law or regulation of any governmental authority.  Any determination in this connection by the Board or the Committee (as the case may be) shall be final, binding and conclusive.  In addition, the Board or the Committee (as the case may be) may require the Optionee purchasing shares of Common Stock pursuant to this Agreement to represent to and agree with the Company in writing that such Optionee is purchasing the shares Common Stock for investment purposes and not with a view to the distribution thereof.

SECTION 14.  Issuance of Share Certificates.  As soon as is reasonably practical after its receipt of a proper notice of exercise and payment of the exercise price for the number of shares with respect to which the Options are exercised, the Company shall deliver to the Optionee, at the principal office of the Company or at such other location as may be acceptable to the Company and the Optionee, one or more stock certificates for the appropriate number of shares of Common Stock issued in connection with such exercise.  Such shares of Common Stock shall be fully paid and nonassessable and shall be issued in the name of the Optionee.  All certificates for shares of Common Stock delivered under this Agreement shall be subject to such stock-transfer orders and other restrictions as the Board or the Committee (as the case may be) may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which shares of Common Stock are then listed, and any applicable securities law, and the Board or the Committee (as the case may be) may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 15.  Notice.  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Optionee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Optionee may be given to the Optionee personally or may be mailed to Optionee at the Optionee’s last known address, as reflected in the Company’s records.

SECTION 16.  Non-Qualified Options.  The Options are not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or any successor provision thereto.

SECTION 17.  Binding Effect.  Subject to Section 7 hereof, this Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

SECTION 18.  Determinations; Liability.  All determinations by the Board or the Committee (as the case may be) in construing and interpreting this Agreement shall be final, binding and conclusive for all purposes and upon all persons interested herein.  No member of the Board or Committee shall be liable for any action or determination made in connection with the operation or interpretation of this Agreement and the Company shall indemnify, defend and hold harmless each such person from any liability arising from or in connection with this Agreement, except where such liability results directly from such person’s fraud, willful misconduct or failure to act in good faith.  In the performance of its responsibilities with respect to this Agreement, the Board and the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Board or the Committee deems necessary, and no member of the Board or the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

SECTION 19.  Amendments.  The Board and the Committee each shall have the power to alter or amend the terms of the Options as set forth herein from time to time, and any alteration or amendment of the terms of the Options by the Board or the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person, provided, however, that no amendment or modification shall materially and adversely alter or impair the rights of the Optionee in the Options granted pursuant to this Agreement without the consent of the holder thereof.  The Committee shall give written notice to the Optionee of any such alteration or amendment as promptly as practicable after the adoption thereof.  The foregoing shall not restrict the ability of the Optionee and the Company by mutual consent to alter or amend the terms of the Options in any manner approved by the Board or the Committee.

SECTION 20.  Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

SECTION 21.  Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 22.  Code Section 409A.  This Agreement and the Options are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden.  Accordingly, notwithstanding anything in this Agreement or the Options to the contrary, if the Company determines that the Optionee is a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)) at the time of his termination of employment and any amount payable to the Optionee under this Agreement or the Options would be considered a payment upon the Optionee’s termination of employment, then such amount shall not be paid before the date that is the earlier of (i) six months and one day after the Optionee’s termination of employment or (ii) Optionee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, the initial payment following the Delay Period shall include a lump sum payment equal to those payments that otherwise would have been paid if the delay had not applied, and any remaining payments due shall be payable in accordance with their original payment schedule.

SECTION 23. Prohibition on Acceleration.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement and the Options may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury Regulations issued thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ORTHOFIX INTERNATIONAL N.V.

/s/ Alan W. Milinazzo
By: Alan W. Milinazzo
Title: Chief Executive Officer

/s/ Bradley R. Mason
By: Bradley R. Mason
Title: Group President, North America